EXHIBIT 10.8






November 26, 2002

Judi Irving
2678 Anchor Ave
Los Angeles, CA  90064

Dear Judi:

I am pleased that you have accepted the position of Chief
Executive Officer and joined the management team at HemaCare. I believe that HemaCare's business plan and growth strategy will offer you many rewards and challenges as the Company positions itself to be a major player in the US blood sector of the healthcare industry.

The following summarizes the particulars of your employment arrangement:

     1. Annual Salary: A base salary of $200,000 per year, with annual reviews in the first quarter, beginning in 2004.

     2. Bonus: Bonus participation will be based on achieving objectives and determined by the Compensation Committee. The bonus structure is based on the calendar year and the first year's minimum bonus will be fixed at $45,000. This amount will be guaranteed to you and payable in 2004 for the 2003 calendar year.
     The maximum bonus for the 2003 year will be up to 40% of base pay (we are still working on the bonus structure for the entire company). The primary objective for 2003 will be achieving profit targets and we will establish others that will include improving organizational structure and effectiveness. Subsequent years' bonus structure will typically put 100% of your bonus at risk. Our bonus will usually be paid about the March time period to allow closing of the books.

     3. Stock Options: When you join the company, you will be awarded an option for 200,000 shares. These shares will be priced at the average price in the month you join, or if on investigation, we discover that creates a charge to the company they will be priced at the close on the day they are awarded. They will vest in 25% increments on March first of 2003, 2004, 2005 and 2006. If you leave the company for any reason you will have up to one year from the last day of your employment to exercise any option that may have vested during your employment. All of your options would vest at the time of a sale of the company. From time to time you may be awarded additional options based on their availability in our stockholder approved plan and your performance.

     4. Termination and Severance: If your employment is terminated by us for any reason and you release the company from any liability in relation to your employment, you will receive a separation payment equal to your then current yearly base salary, to be paid monthly over the next year, except if it is determined by the company that you have committed fraud or have committed a crime relating to your duties and employment. In addition, the company will pay your health insurance COBRA contribution for 18 months.

     5. We will enter into a change of control agreement so that upon constructive termination after a change of control event you can elect to leave the company within 90 days of such constructive termination and receive 200% of the separation payment in #4 above. This amount will be paid in a lump sum or in 24 monthly installments at your option.

     6. You will report to the HemaCare Board of Directors and directly to me as Chairman and the Board's representative.

     7. You will be eligible for all the employee benefits and programs offered by HemaCare.

     8.   You will receive a car allowance of $1,000 per month.


We are looking forward to your joining the HemaCare team and the contributions you will make toward our success. To accept this offer of employment, please sign below and return to Linda McDermott, Director of Human Resources, with in five days of receipt.

Very truly yours,                       Accepted:



/s/ Jay Steffenhagen                   /s/  Judi Irving
__________________________            ___________________________
Chairman of the Board                   Judi Irving

                                            12/6/02
                                     ___________________________
                                              Date